Exhibit 99.1

Syntel Reports Second Quarter 2017 Financial Results

Highlights:

•	Q2 revenue of $226.8M, down 8% from year-ago quarter and up 0.4% sequentially

•	Q2 EPS of $0.44 per diluted share, down 37% from year-ago quarter and 5% sequentially

•	Q2 cash & short term investments of $87M

•	Global Headcount of 21,850 on June 30, 2017, versus 23,773 in the year-ago quarter

TROY, Mich. – July 20, 2017 – Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and knowledge process services, today announced financial results for the second quarter, ended June 30, 2017.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter decreased 7.8 percent to $226.8 million from $246 million in the prior-year period, and rose 0.4 percent from $225.9 million in the first quarter of 2017. During the second quarter, Banking and Financial Services accounted for 45.6 percent of total revenue, with Retail, Logistics and Telecom at 18.1 percent, Healthcare and Life Sciences at 17.5 percent, Insurance at 14.6 percent, and Manufacturing at 4.2 percent.

The Company’s gross margin was 35.9 percent in the second quarter, compared to 37 percent in the prior-year period and 36.5 percent in the first quarter of 2017. Selling, General and Administrative (SG&A) expenses were 12.7 percent of revenue in the second quarter, compared to 7.4 percent in the prior-year period and 13.4 percent in the previous quarter.

The second quarter income from operations was 23.3 percent of revenue as compared to 29.6 percent in the prior-year period and 23.1 percent in the first quarter 2017.

Net income for the second quarter was $36.7 million or $0.44 per diluted share, compared to $58.8 million or $0.70 per diluted share in the prior-year period and $38.4 million or $0.46 per diluted share in the first quarter of 2017.

During Q2, Syntel spent $1.8 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $87 million. The Company ended the quarter with 21,850 employees globally.

Operational Highlights

“Our customer relationships are strong and we are committed to growing revenue with all clients by supporting their changing technology needs,” said Syntel CEO and President Rakesh Khanna. “We expect faster growth from clients 4 to 50 given our relative penetration, the size of the opportunity and our plans to increase revenue from this segment.”

“The demand for digital services remained high during the second quarter and our Insurance segment continued to benefit from healthier industry trends,” said Khanna. “The broader environment was largely unchanged from last quarter and it will take some time for growth to return across all of our segments. We continue to focus on deal closures, invest in digital and automation-driven services and are encouraged by our strong pipelines.”

2017 Guidance

Based on current visibility levels and an exchange rate assumption of 64.5 Indian rupees to the dollar, the Company currently expects 2017 revenue of $865 million to $900 million and EPS in the range of $1.62 to $1.77.

Stock Repurchase Plan

The Syntel Board of Directors has authorized a stock repurchase plan under which the Company may repurchase shares of common stock with a total value not to exceed $60,000,000.00. The stock repurchase plan is effective on July 25, 2017 and is authorized to continue through December 31, 2018. Repurchases under the Company’s new program may be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. Any repurchased common stock will be available for use in connection with the Company’s incentive plan and for other corporate purposes. Syntel had 83,675,545 shares of common stock issued and outstanding as of June 30, 2017.

Syntel to Host Conference Call

Syntel will discuss its second quarter 2017 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until July 27, 2017 by dialing (855) 859-2056 and entering “47210731.” International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and knowledge process services. Syntel helps global enterprises evolve the core by leveraging automation, scaled agile and cloud platforms to build efficient application development and management, testing and infrastructure solutions. Syntel’s digital services enable companies to engage customers, discover new insights through analytics, and create a more connected enterprise through the internet of things. Syntel’s “Customer for Life” philosophy builds collaborative partnerships and creates long-term client value by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016
Net revenues	$226,811	$246,018	$452,680	$487,408
Cost of revenues	145,351	155,033	288,798	306,699

Gross profit	81,460	90,985	163,882	180,709
Selling, general and administrative expenses	28,699	18,265	58,990	47,942

Income from operations	52,761	72,720	104,892	132,767
Other income (expense):
Interest expense	(3,216)	(575)	(6,592)	(1,145)
Other income	462	5,450	958	10,116

Other income (expense), net	(2,754)	4,875	(5,634)	8,971
Income before provision for income taxes	50,007	77,595	99,258	141,738
Income tax expense	13,355	18,804	24,226	29,890

Net income	$36,652	$58,791	$75,032	$111,848

Other Comprehensive Income
Foreign currency translation adjustments	$937	$(16,094)	$7,112	$(17,334)
Gains/(losses) on derivatives:
Gains/(losses) arising during period on cash flow hedges	(672)	—	291	—
Unrealized gains/(losses) on securities:
Unrealized holding gains arising during period	198	970	241	1,803
Reclassification adjustment for gains included in net income	(89)	(1,130)	(81)	(69)

	109	(160)	160	1,734
Defined benefit pension plans:
Net profit arising during period	—	—	6	—
Amortization of prior service cost included in net periodic pension cost	24	19	32	35

	24	19	38	35
Other comprehensive income/(loss), before tax	398	(16,235)	7,601	(15,565)
Income tax benefit/(expenses) related to other comprehensive income/(loss)	224	22	(179)	(713)

Other comprehensive income/(loss), net of tax	622	(16,213)	7,422	(16,278)

Comprehensive Income	$37,274	$42,578	$82,454	$95,570

EARNINGS PER SHARE:
Basic	$0.44	$0.70	$0.90	$1.33
Diluted	$0.44	$0.70	$0.89	$1.33
Weighted average common shares outstanding:
Basic	83,818	84,140	83,807	84,126

Diluted	83,853	84,278	83,844	84,272

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited) June 30,	(Audited) December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$57,447	$78,332
Short term investments	29,562	21,614
Accounts receivable, net of allowance for doubtful accounts of $2,143 at June 30, 2017 and $801 at December 31, 2016, respectively	106,060	118,299
Revenue earned in excess of billings	21,319	25,039
Other current assets	33,352	36,306

Total current assets	247,740	279,590
Property and equipment	237,700	227,056
Less accumulated depreciation and amortization	130,495	120,580

Property and equipment, net	107,205	106,476
Goodwill	906	906
Non current term deposits with banks	237	225
Deferred income taxes and other non current assets	78,018	67,346

TOTAL ASSETS	$434,106	$454,543

LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$49,131	$56,650
Income taxes payable	19,611	15,195
Accounts payable and other current liabilities	30,920	31,559
Deferred revenue	4,827	7,973
Loans and borrowings	20,449	21,264

Total current liabilities	124,938	132,641
Deferred income taxes and other non current liabilities	28,953	26,373
Non Current loans and borrowings	377,468	478,616

TOTAL LIABILITIES	531,359	637,630
SHAREHOLDERS’ EQUITY
Total shareholders’ (deficit)/equity	(97,253)	(183,087)

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY	$434,106	$454,543